Exhibit 10.12

THE WESTERN UNION COMPANY
PERFORMANCE-BASED RESTRICTED STOCK UNIT AWARD NOTICE

Pursuant to The Western Union Company 2006 Long-Term Incentive Plan (the “Plan”), ___________(“Executive”) has been granted the Performance-Based Restricted Stock Unit Award described below (the “Award”). Certain terms and conditions of the Award are set forth immediately below in this Award Notice. Other terms and conditions are set forth in the Performance-Based Restricted Stock Unit Award Agreement which is appended to this Award Notice. The Award Notice and the Performance-Based Restricted Stock Unit Award Agreement are together the “Agreement” which is made and entered into between The Western Union Company, a Delaware corporation (the “Company”), and Executive as of the Grant Date. Capitalized terms not otherwise defined in this Award Notice are defined in the Plan or the Performance-Based Restricted Stock Unit Award Agreement.

Grant Date:	February 20, 2014
Target Award:	___ shares of Common Stock
Maximum Award:	___ shares of Common Stock
Performance Period:	January 1, 2014 - December 31, 2015
Performance Measure:	$1,000,000,000 Combined Consolidated Operating Income
Vesting Date:	Third anniversary of Grant Date

THE WESTERN UNION COMPANY,
a Delaware corporation

By:
Name:
Title:

THE WESTERN UNION COMPANY 2006 LONG-TERM INCENTIVE PLAN
PERFORMANCE-BASED RESTRICTED STOCK UNIT AWARD AGREEMENT --
TERMS AND CONDITIONS - NON-US SECTION 16 OFFICERS

1.
Pursuant to The Western Union Company 2006 Long-Term Incentive Plan (the “Plan”), The Western Union Company (the “Company”) hereby grants to you (“Executive”) an award of Restricted Stock Units (the “Units”), in the amount specified in your Award Notice (which forms part of this Agreement) as of the Grant Date specified in your Award Notice, related to shares of the Company’s common stock (“Shares”), subject to the terms and conditions set forth in this Agreement and the Plan. The terms of the Plan are hereby incorporated in this Agreement by this reference and made a part hereof. Capitalized terms not defined herein shall have the same definitions as set forth in the Plan.

2.
Each Unit shall provide for the issuance and transfer to Executive of one Share upon lapse of the restrictions set forth in paragraph 3 below and subject to the satisfaction of the Performance Measure during the Performance Period set forth in the Award Notice and the Committee’s determination of the amount of the Award payable to Executive in accordance with Exhibit A. Upon issuance and transfer of Shares to Executive following the Restricted Period (as defined herein), Executive shall have all rights incident to ownership of such Shares, including but not limited to voting rights and the right to receive dividends.

3.
Subject to other provisions of this Agreement and the terms of the Plan, on the third anniversary of the Grant Date, subject to the satisfaction of the Performance Measure during the Performance Period set forth in the Award Notice and the Committee’s determination of the amount of the Award payable to Executive in accordance with Exhibit A, all restrictions on the Units shall lapse and the number of Shares subject to the Units determined by the Committee to be transferred to Executive in accordance with Exhibit A shall be issued and transferred to Executive. Effective on and after such date, subject to applicable laws and Company policies, Executive may hold, assign, pledge, sell, or transfer the Shares transferred to Executive in Executive’s discretion. The three year period in which the Units may be forfeited by Executive is defined as the “Restricted Period.”

Notwithstanding the foregoing provisions in this paragraph 3, you will forfeit all rights to the Units unless you accept these Terms and Conditions either through on-line electronic acceptance (if permitted by the Company) or by signing and returning to the Company a copy of these Terms and Conditions prior to the third anniversary of the Grant Date. Signed copies of these Terms and Conditions should be sent to the attention of: Western Union Stock Plan Administration, 12500 E. Belford Avenue, M21B2, Englewood, Colorado 80112. In addition, notwithstanding any other provision of the Plan or this Agreement, in order for the restrictions on the Units to lapse, you must execute and return to the Company or accept electronically an updated restrictive covenant agreement (and exhibits) if requested by the Company which may contain certain noncompete, nonsolicitation and/or nondisclosure provisions. Failure to execute or electronically accept such an agreement prior to the third anniversary of the Grant Date will cause the Units to be forfeited.
Prior to the issuance and transfer of Shares upon vesting, the Units will represent only an unfunded and unsecured obligation of the Company. Any Shares determined by the Committee to be transferred to Executive in accordance with Exhibit A shall be issued and transferred to Executive as soon as administratively practicable after the end of the Restricted Period, and in no event later than March 15 of the calendar year immediately following the year in which the Restricted Period ends. If at any time the Company determines, in its discretion, that the listing, registration or qualification of the Shares upon any securities exchange or under any foreign, state or federal law, or the consent or approval of any governmental authority is necessary or desirable as a condition to the issuance and transfer of Shares to the Executive (or his estate), such issuance and transfer will not occur unless and until such listing, registration, qualification, consent or approval will have been effected or obtained.

4.
Executive may elect to satisfy Executive’s obligation to advance the amount of any required income tax (including foreign, federal, state and local taxes), social insurance, payroll tax, payment on account or other tax-related items related to Executive’s participation in the Plan and legally applicable to Executive (the “Required Tax Payments”) by any of the following means: (1) a cash payment to the Company, (2) delivery (either actual delivery or by attestation procedures established by the Company) to the Company of Common Stock having an aggregate Fair Market Value, determined as of the Tax Date, equal to the amount necessary to satisfy any such obligation, (3) authorizing the Company to withhold whole shares of Common Stock which would otherwise be delivered to Executive having an aggregate Fair Market Value, determined as of the Tax Date, or withhold an amount of cash which would otherwise be payable to Executive, equal to the amount necessary to satisfy any such obligation, (4) a cash payment to the Company by a broker-dealer acceptable to the Company to whom Executive has submitted an irrevocable notice of sale, or (5) any combination of (1) and (2).

Executive acknowledges that the ultimate liability for all Required Tax Payments legally due by Executive is and remains Executive’s responsibility and may exceed the amount actually withheld by the Company and/or Executive’s employer. Executive further acknowledges that the Company and/or Executive’s employer (i) make no representations or undertakings regarding the treatment of any Required Tax Payments in connection with any aspect of the Units, including the grant of the Units, the vesting of the Units, the conversion of the Units into Shares, and the subsequent sale of any Shares acquired at vesting; and (ii) do not commit to structure the terms of the grant or any aspect of the Units to reduce or eliminate tax Executive’s liability.
To avoid negative accounting treatment, the Company may withhold or account for Required Tax Payments by considering applicable minimum statutory withholding rates. If the obligation for Required Tax Payments is satisfied by withholding in Shares, for tax purposes, Executive is deemed to have been issued the full number of Shares due to Executive at vesting, notwithstanding that a number of Shares are held back solely for the purpose of paying the Required Tax Payments due as a result of any aspect of Executive’s participation in the Plan. Finally, Executive shall pay to the Company or Executive’s employer any amount of Required Tax Payments that the Company or Executive’s employer may be required to withhold as a result of Executive’s receipt of the Units, the vesting of the Units, or the conversion of the vested Units to Shares that cannot be satisfied by the means previously described. The Company may refuse to issue Shares to Executive if Executive fails to comply with his obligations in connection with the Required Tax Payments as described herein.

5.
The Units may not be sold, assigned, transferred, pledged, or otherwise disposed of, except by will or the laws of descent and distribution, while subject to restrictions. If Executive or anyone claiming under or through Executive attempts to make any such sale, transfer, assignment, pledge or other disposition of Units in violation of this paragraph 5, such attempted violation shall be null, void, and without effect.

6.
Executive shall forfeit Executive’s right to any unvested Units if Executive’s continuous employment with the Company or a Subsidiary or Affiliate terminates for any reason during the Restricted Period (except solely by reason of a period of Related Employment or as set forth in paragraphs 7 and 9).

7.
If Executive’s employment with the Company or a Subsidiary or Affiliate terminates involuntarily and without Cause on or after the first anniversary of the Grant Date, Executive is an eligible participant in the Severance/Change in Control Policy (Executive Committee Level) (the “Executive Severance Policy”), and paragraph 9 does not apply, Executive shall be entitled to a prorated Award, subject to the terms of the Executive Severance Policy. Such prorated Award shall be equal to the amount of the Award which is actually earned, based upon satisfaction of the Performance Measure during the Performance Period (as certified by the Committee in writing) and the Committee’s determination of the amount of the Award payable to Executive in accordance with Exhibit A, multiplied by a fraction, the numerator of which shall equal the number of days Executive was employed with the Company during the Restricted Period and the denominator of which shall equal the number of days in the Restricted Period. Such prorated Award shall be paid at the same time as if Executive had remained employed with the Company through the end of the Restricted Period. If Executive’s employment with the Company or a Subsidiary or Affiliate terminates involuntarily and without Cause before the first anniversary of the Grant Date (other than on account of death or Disability), and paragraph 9 does not apply, Executive shall not be entitled to a prorated Award.

If Executive’s employment with the Company or a Subsidiary or Affiliate terminates by reason of death or Disability, the Award shall be paid, to the extent earned, based upon satisfaction of the Performance Measure during the Performance Period (as certified by the Committee in writing) and the Committee’s determination of the amount of the Award payable to Executive in accordance with Exhibit A, to Executive or Executive’s executor, administrator, legal representative, beneficiary or similar person (together, the “Beneficiary”), as the case may be, as if Executive had remained employed with the Company through the end of the Restricted Period.

If Executive’s employment with the Company or a Subsidiary or Affiliate terminates by reason of Retirement, Executive shall be entitled to a prorated Award. Such prorated Award shall be equal to the amount of the Award which is actually earned, based upon satisfaction of the Performance Measure during the Performance Period (as certified by the Committee in writing) and the Committee’s determination of the amount of the Award payable to Executive in accordance with Exhibit A, multiplied by a fraction, the numerator of which shall equal the number of days Executive was employed with the Company during the Restricted Period and the denominator of which shall equal the number of days in the Restricted Period. Such prorated Award shall be paid at the same time as if Executive had remained employed with the Company through the end of the Restricted Period.

If Executive’s employment with the Company or a Subsidiary or Affiliate is terminated voluntarily by Executive (except for an Eligible Termination Reason described in the Executive Severance Policy at the time of a Change in Control) or is terminated by the Company for Cause, Executive’s Award shall, except to the extent vested as of the date of termination, be immediately forfeited.

8.
During the Restricted Period, Executive (and any person succeeding to Executive’s rights pursuant to the Plan) will have no ownership interest or rights in Shares underlying the Units, including no rights to receive dividends or other distributions made or paid with respect to such Shares or to exercise voting or other shareholder rights with respect to such Shares. Executive shall not be entitled to receive dividend equivalents in connection with this Award.

9.
If Executive is eligible to participate in the Executive Severance Policy at the time of a Change in Control and Executive’s employment with the Company, a Subsidiary or an Affiliate terminates for an eligible reason under such policy during the 24-month period commencing on the effective date of the Change in Control, then, subject to the terms of such policy, the Award shall be paid to Executive, to the extent earned, based upon satisfaction of the Performance Measure during the Performance Period (as certified by the Committee in writing) and in accordance with Exhibit A, as if Executive had remained employed with the Company through the end of the Restricted Period.

10.
The terms of this Agreement may be amended from time to time by the Committee in its sole discretion in any manner that it deems appropriate; provided, however, that no such amendment shall adversely affect in a material manner any right of Executive under this Agreement without Executive’s written consent.

11.
Any action taken or decision made by the Company, the Board, or the Committee or its delegates arising out of or in connection with the construction, administration, interpretation or effect of the Plan or this Agreement shall lie within its sole and absolute discretion, as the case may be, and shall be final, conclusive and binding on Executive and all persons claiming under or through Executive. By accepting this grant of Units or other benefit under the Plan, Executive and each person claiming under or through Executive shall be conclusively deemed to have indicated acceptance and ratification of, and consent to, any action taken under the Plan by the Company, the Board or the Committee or its delegates.

12.
In accepting the award of Units, Executive acknowledges that (i) the Plan is established voluntarily by the Company, it is discretionary in nature and may be modified, amended, suspended or terminated by the Company at any time, as provided in the Plan; (ii) the award of Units is voluntary and occasional and does not create any contractual or other right to receive future awards of Units, or benefits in lieu of Units even if Units have been awarded repeatedly in the past; (iii) all decisions with respect to future awards, if any, will be at the sole discretion of the Committee; (iv) Executive’s participation in the Plan is voluntary; (v) the award of Units is an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to the Company or to Executive’s employer, and the Units are outside the scope of Executive’s employment contract, if any; (vi) the Units are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculation of any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments; (vii) neither the award of the Units nor any provision of this Agreement, the Plan or the policies adopted pursuant to the Plan confer upon Executive any right with respect to employment or continuation of current employment, and in the event that Executive is not an employee of the Company or any Subsidiary or Affiliate, the Units shall not be interpreted to form an employment contract or relationship with the Company or any Subsidiary or Affiliate; (viii) this grant of the Units does not establish or imply an employment relationship between Executive and the Company; (ix) the future value of the underlying Shares is unknown and cannot be predicted with certainty, (x) if Executive receives Shares, the value of such Shares acquired upon vesting of the Units may increase or decrease in value; (xi) no claim or entitlement to compensation or damages arises from termination of the Units, and no claim or entitlement to compensation or damages shall arise from any diminution in value of the Units or Shares received upon the vesting of the Units resulting from termination of the Executive’s employment by the Company or the Executive’s employer (for any reason whatsoever and whether or not in breach of local labor laws) and Executive irrevocably releases the Company and Executive’s employer from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by signing this Agreement, Executive shall be deemed irrevocably to have waived his entitlement to pursue such claim; (xii) in the event of involuntary termination of employment (whether or not in breach of local labor laws), Executive’s right to receive Shares pursuant to the Units after termination of employment, if any, will be measured by the last date that Executive’s employer pays Executive his last paycheck for regular salary as an employee of Executive’s employer and will not be extended by any notice period mandated under local law; the Committee shall have the exclusive discretion to determine when the Executive is no longer being paid regular salary for this purpose; and (xiii) the Units and the benefits under the Plan, if any, will not automatically transfer to another company in the case of a merger, take-over or transfer of liability.

13.
The validity, construction, interpretation, administration and effect of these Terms and Conditions and the Plan and rights relating to the Plan and to this Agreement, shall be governed by the substantive laws, but not the choice of law rules, of the State of Delaware.

14.
Executive hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of Executive’s personal data as described in this Agreement by and among, as applicable, Executive’s employer, the Company and the Company’s Subsidiaries and Affiliates for the exclusive purpose of implementing, administering and managing Executive’s participation in the Plan.

Executive understands that Executive’s employer and/or the Company hold certain personal information about Executive, including, but not limited to, Executive’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, and details of all equity awards to Executive under the Plan, for the purpose of implementing, administering and managing the Plan (“Data”). Executive understands that Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in Executive’s country, or elsewhere, and that the recipient’s country may have different data privacy laws and protection than Executive’s country. Executive understands that Executive may request a list with the names and addresses of any potential recipients of the Data by contacting Executive’s local human resources representative. Executive authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing Executive’s participation in the Plan, including any requisite transfer of such Data as may be required to a broker, escrow agent or other third party with whom the Shares received upon vesting of the Units may be deposited. Executive understands that Data will be held only as long as is necessary to implement, administer and manage Executive’s participation in the Plan. Executive understands that Executive may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data, or refuse or withdraw the consents herein, in any case without cost, by contacting in writing Executive’s local human resources representative. Executive understands that refusal or withdrawal of consent may affect Executive’s ability to receive a transfer of Shares following the expiration of the Restricted Period. For more information on the consequences of Executive’s refusal to consent or withdrawal of consent, Executive understands that Executive may contact Executive’s local human resources representative.

15.
The Company may, in its sole discretion, decide to deliver any documents related to the Units and to participation in the Plan or related to future Units that may be granted under the Plan by electronic means or to request Executive’s consent to participate in the Plan by electronic means. Executive hereby consents to receive such documents by electronic delivery and, if requested, to agree to participate in the Plan through an online or electronic system established and maintained by the Company or a third party designated by the Company.

16.
If one or more provisions of this Agreement shall be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and the invalid, illegal or unenforceable provisions shall be deemed null and void; however, to the extent permissible by law, any provisions which could be deemed null and void shall first be construed, interpreted or revised retroactively to permit this Agreement to be construed as to foster the intent of this Agreement and the Plan.

17.
[Consumer Protection Notification. If the provisions of the Austrian Consumer Protection Act (the “Act”) are applicable to the Agreement and the Plan, Executive may be entitled to revoke his acceptance of the Agreement if Executive signs this Agreement outside of the business premises of Executive’s employer, provided the revocation is made within one week of Executive’s acceptance. The revocation must be in written form to be valid. It is sufficient if Executive returns this Agreement to the Company or the Company’s representative with language which can be understood as Executive’s refusal to conclude or honor this Agreement.] [Applicable only to Austrian employees]

18.
[Exchange Control Information. If Executive holds Shares obtained through the Plan outside of Austria, he must submit an annual report to the Austrian National Bank. An exemption applies if the value of the Shares as of December 31 does not exceed €5,000,000. The deadline for filing the annual report is January 31 of the following year. When Shares are sold, there may be exchange control obligations if the cash received is held outside Austria. If the transaction volume of all of Executive’s accounts abroad exceeds €3,000,000, the movements and balances of all accounts must be reported monthly, as of the last day of the month, on or before the fifteenth day of the following month. [Applicable only to Austrian employees]

19.
Executive acknowledges that Executive has read the Company’s Clawback Policy. In consideration of the grant of the Units, Executive agrees to abide by the Company’s Clawback Policy and any determinations of the Board pursuant to the Clawback Policy. Without limiting the foregoing, and notwithstanding any provision of this Agreement to the contrary, if the Board determines that any Incentive Compensation (as defined in the Company’s Clawback Policy) received by or paid to Executive resulted from any financial result or performance metric that was impacted by Executive’s misconduct or fraud and that compensation should be recovered from Executive (such amount being recovered, the “Clawbacked Compensation”), then upon such determination, the Board may recover such Clawbacked Compensation by (a) cancelling all or any portion of the unvested Units (the “Clawbacked Portion”) and, in such case, the Clawbacked Portion of the unvested Units shall automatically and without further action of the Company be cancelled, (b) requiring Executive to deliver to the Company shares of Common Stock acquired upon the vesting of the Units (to the extent held by Executive), (c) requiring Executive to repay to the Company any net proceeds resulting from the sale of shares of Common Stock acquired upon the vesting of the Units or (d) any combination of the remedies set forth in clauses (a), (b) or (c). The foregoing remedies are in addition to and separate from any other relief available to the Company due to Executive’s misconduct or fraud. Any determination by the Board with respect to the foregoing shall be final, conclusive and binding upon Executive and all persons claiming through Executive.

20.
To the extent any amounts under this Agreement are payable by reference to Executive’s “termination of employment,” such term shall be deemed to refer to Executive’s “separation from service,” within the meaning of Section 409A of the Code. Notwithstanding any other provision in this Agreement, if Executive is a “specified employee,” as defined in Section 409A of the Code, as of the date of Executive’s separation from service, then to the extent any amount payable under this Agreement (i) constitutes the payment of nonqualified deferred compensation, within the meaning of Section 409A of the Code, (ii) is payable upon Executive’s separation from service and (iii) under the terms of this Agreement would be payable prior to the six-month anniversary of Executive’s separation from service, such payment shall be delayed until the earlier to occur of (a) the six-month anniversary of the separation from service or (b) the date of Executive’s death.

I hereby confirm that the foregoing and the documents attached hereto are hereby in all respects accepted and agreed to by the undersigned as of the date of this Agreement:
Signature:________________________________	Printed Name: ______________________
Date: ________________________________